SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES AND EXCHANGE ACT of 1934

October 28, 2003
Date of Report
(Date of earliest event reported)

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-50261	52-2362509

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(Address of principal executive offices)

(877) 888-7348
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

Sutter Square Galleria - Sacramento, California

     On October 28, 2003, G REIT, Inc. (“the Company”), through its wholly owned subsidiary, GREIT- Sutter Square, LP, a California limited partnership, purchased Sutter Square Galleria located in Sacramento, California. The property is subject to a ground lease expiring in 2030 with one ten-year option period thereafter. The seller was an unaffiliated third party. The total purchase price for the property was approximately $8,240,000. In connection with the purchase, the Company assumed the existing loan from GE Capital Loan Services in the amount of $4,024,126. The loan bears interest at a fixed rate of 6.89% per annum. We are required to make monthly principal and interest payments on a 30-year amortization schedule until the due date of November 1, 2008. The Company paid an acquisition fee to Triple Net Properties Realty, Inc. (“Realty”), an affiliate of the Company's advisor, of $240,000, or approximately 2.9% of the purchase price.

      Sutter Square is a 61,036 square foot mixed-use two-building property built in 1988 located on 2.48 acres in midtown Sacramento. The property includes 300 parking spaces. Sutter Square has excellent access to Interstate 80 and is only a mile from the major interchange linking Highways 50, 99 and Interstate 80.

      Sutter Square is approximately 96% leased to 14 tenants. At the date of acquisition, the University of California Davis Extension, John Robert Powers and Blockbuster occupied approximately 30%, 16% and 13% of the property, respectively. Four leases totaling approximately 18% of the property's gross leaseable area expire during the next twelve months.

      The Company does not anticipate making any significant repairs or improvements to Sutter Square over the next few years. A Phase I environmental assessment completed in connection with the purchase of Sutter Square found no hazardous conditions. For federal income tax purposes, Sutter Square's depreciable basis is approximately $6,600,000.

      The Company has retained Realty to manage Sutter Square for a property management fee equal to 5% of the gross income of the property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial Statements

     It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

Exhibits

10.01	Agreement of Purchase and Sale of Real Property and Escrow Instructions dated July 16, 2003 by and between RPD Properties II, LLC and Triple Net Properties, LLC

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.

Date: October 31, 2003	By:	/s/ Anthony W. Thompson

Anthony W. Thompson
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibits

10.01	Agreement of Purchase and Sale of Real Property and Escrow Instructions by and between RPD Properties II, LLC and Triple Net Properties, LLC

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